Exhibit 10.48

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), by and between Aris Mortgage Holding Company, LLC, a Delaware limited liability company (the “Parent”) and AmeriHome Mortgage Company, LLC, a Delaware limited liability company (the “Company”) (the Parent and the Company, together, the “Employers”), and [             ] (the “Executive”), is to be effective as of [             ], 2020 (the “Effective Date”).  Effective upon the initial public offering of the Company or any parent of the Company, references to Parent herein shall refer to the publicly-held parent of the Company.

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company; and

WHEREAS, the Employers and the Executive desire to enter into this Agreement to, among other things, set forth the benefits to be provided to the Executive in the event that his or her employment terminates under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.                                      Definitions.  For purposes of the Agreement, the following terms shall have the meanings set forth below:

(a)                                 Affiliate.  “Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.  For the avoidance of doubt, Athene Holding Ltd. and Athora Holdings, Ltd. and each of their respective subsidiaries and controlled affiliates shall be deemed affiliates of the Parent, the Company and A-A Mortgage Opportunities, L.P. for the purposes of this definition.

(b)                                 Board.  “Board” shall mean the Board of Managers of the Parent; provided, however, following the initial public offering of the Company or any parent of the Company, the Board shall mean the Board of Directors of the publicly held parent of the Company.

(c)                                  Cause.  “Cause” shall mean:

(i)                                     the Executive’s act(s) of gross negligence or willful misconduct in the course of the Executive’s employment that is or could reasonably be expected to be materially injurious to the business or assets of the Company or any of its Affiliates;

(ii)                                  the Executive’s willful failure or refusal by the Executive to perform in any material respect the Executive’s duties or responsibilities after written notice and a reasonable opportunity to cure (to the extent curable);

(iii)                               misappropriation, fraud or embezzlement by the Executive (or at his or her direction) of any assets or business opportunities of the Company or any of its Affiliates;

(iv)                              the Executive’s conviction of, indictment for, or pleading “guilty” or “no contest” to (x) a felony or a crime of moral turpitude, or (y) any misdemeanor charge, that has, or could be reasonably expected to have, an adverse impact on the performance of the Executive’s duties to the Company or any of its Affiliates or otherwise result in material injury to the reputation or business of the Company or any of its Affiliates;

(v)                                 the Executive’s breach in any material respect of any material agreement between the Company or any of its Affiliates and the Executive (after written notice and a reasonable opportunity to cure during the thirty (30) days after such notice, to the extent curable);

(vi)                              the Executive’s commission of a willful and material act of dishonesty involving the Company or its Affiliates;

(vii)                           the Executive’s breach of any of the Company’s material policies or procedures (or the material policies or procedures of its Affiliates which are applicable to the Executive) that causes material harm to the Company or its Affiliates or its or their business reputation (after written notice and a reasonable opportunity to cure during the thirty (30) days after such notice, to the extent curable);

(viii)                        the Executive’s violation of a fiduciary duty of loyalty to the Company or its Affiliates;

(ix)                              the Executive’s knowing attempt to obstruct or failure to cooperate with any investigation authorized by the Company or its Affiliates or any governmental or self-regulatory entity;

(x)                                 the Executive’s disqualification or bar by any governmental or self-regulatory authority or the Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the Executive to perform his duties to the Company or its Affiliates;

(xi)                              any directive has been made by any governmental or self-regulatory authority to terminate the Executive;

(xii)                           the Executive’s unlawful and habitual use (including being under the influence) or possession of illegal drugs, or habitual use or impairment under the influence of alcohol, in each case, on the premises of the Company or its Affiliates or while performing the Executive’s duties and responsibilities; or

(xiii)                        the Executive’s engaging in any act of sexual harassment.

(d)                                 Change in Control.  A “Change in Control” shall mean the occurrence of any of the following events or series of related events after the Effective Date:

(i)                                     any person, or group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Parent representing more than 50% of the combined voting power of the Parent’s then-outstanding voting securities), but excluding any acquisition by the Company or any of its Affiliates, the Investor or any of its Affiliates, or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;

(ii)                                  there is consummated a merger, consolidation or similar business transaction involving the Parent with any other person or persons, and, either (x) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) immediately after the consummation of such transaction, the voting securities of the Parent immediately prior to such transaction do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof;

(iii)                               there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent of all or substantially all of the Parent’s assets, other than such sale or other disposition by the Parent of all or substantially all of the Parent’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale; or

(iv)                              the following individuals cease for any reason to constitute a majority of the number of directors of the Board then serving: individuals who were directors of the Parent on the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Parent) whose appointment or election to the Board or nomination for election by the Parent’s stockholders was made pursuant to the Stockholders Agreement or was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Parent on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv).

Notwithstanding the foregoing, except with respect to clause (iii) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions.  In addition, with respect to any payment considered to be nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, that is payable upon a Change in Control or other similar event, to the extent required to avoid the imposition of any additional tax, interest or penalty under Section 409A of the Code, no amount will be payable upon such Change in Control unless such Change in Control or other event constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(e)                                  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                   Disability.  “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Company, renders the Executive unable to perform the essential functions of his employment with the Company and its Affiliates, even with reasonable accommodation that does not impose an undue hardship on his or her employer, for more than ninety (90) days in any one hundred and eighty (180) day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(g)                                  Good Reason.  “Good Reason” shall mean, without the Executive’s consent:

(i)                                     a material diminution in the Executive’s title or duties or responsibilities;

(ii)                                  a material reduction in the Executive’s base salary or the Executive’s annual cash bonus opportunity (other than an across-the-board reduction of ten percent (10%) or less applicable to all similarly situated employees); or

(iii)                               a requirement by an Employer to relocate the Executive’s principal office to an office more than 50 miles from the Executive’s current principal office located in Thousand Oaks, California;

provided, further, that the Executive must provide written notice to the Employers of the existence of Good Reason no later than thirty (30) days after the initial occurrence of such event and the Company shall have a period of sixty (60) days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.  Notwithstanding the foregoing, (A) in the event that the Employers reasonably believe that the Executive may have engaged in conduct that could constitute Cause hereunder, the Employers may, in their sole and absolute discretion, suspend the Executive from performing the Executive’s duties with pay hereunder for a period of up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which the Executive may terminate employment with Good Reason; provided, that, no such suspension shall alter the Employer’s obligations under this Agreement during such period of suspension and (B) the following shall not in and of themselves constitute “Good Reason”:  (I) the transactions contemplated by a definitive agreement entered into in order to consummate a Change in Control, (II) the Parent or any of its Affiliates becoming a subsidiary in connection with a Change in Control, (III) any changes pursuant to which “back office” functions or administrative support (such as human resources and finance) are provided by employees that are not dedicated solely to, not reporting directly to, or not reporting directly within the Employers or their respective subsidiaries, (IV) any changes in reporting structure that would require the Executive to report to a new supervisor (such as a committee or a general manager) in connection with a Change in Control, (V) changes to the Executive’s authority, reporting responsibilities, or duties arising solely by reason of the Parent or any of its Affiliates ceasing to be a public company in connection with a Change in Control, or (VI) changes resulting from the Executive’s acceptance in writing of new employment terms and conditions or compensation or benefits in connection with a Change in Control.

(h)                                 Investor. “Investor” shall mean A-A Mortgage Opportunities, L.P., a Delaware limited partnership, and each of its Affiliates, and any investment fund or other collective investment vehicle whose investment activities are managed, or which is advised as to its investment activities, directly or indirectly, by Apollo Global Management, Inc. or by one or more of Apollo Global Management, Inc.’s Affiliates and which invests in the Company (including any successors or assigns of any such manager).  For the avoidance of doubt, Athene Holding Ltd. and Athora Holdings, Ltd. and each of their respective subsidiaries and controlled affiliates shall be deemed Affiliates of the Company and A-A Mortgage Opportunities, L.P. for the purposes of this definition.

(i)                                     Notice of Termination.  “Notice of Termination” shall mean a written notice sent by the Executive or the Company to the other party, describing the reasons for the termination of the Executive’s employment and including specific reference to the provision(s) of this Agreement at issue.

(j)                                    Person.  “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(k)                                 Termination Date.  “Termination Date” shall mean:

(i)                                     in the case of Disability, thirty (30) days after Notice of Termination is given, provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such thirty (30) day period;

(ii)                                  in the case of Cause, the date on which Notice of Termination is given;

(iii)                               in the case of Good Reason, the date on which the Executive ceases to perform his or her duties for the Company and its Affiliates, provided that the Executive has complied with the procedural requirements set forth in Section 1(g) of this Agreement and provided the Executive terminates employment no later than thirty (30) days following the end of the period during which the Company could have cured the Good Reason condition identified in the Executive’s written notice to the Company; and

(iv)                              in the event that employment is terminated for any other reason, the date on which the Executive ceases to perform his or her duties for the Company and its Affiliates.

(l)                                     “Stockholders Agreement” means the Stockholders Agreement, entered into between the publicly-held parent of the Company and A-A Mortgage Opportunities, L.P., as amended from time to time.

(m)                             “Transaction Bonus Agreement” means that certain transaction bonus agreement by and between Parent and the Executive, dated as of the date hereof, as amended from time to time.

(n)                                 “2015 PUP” means the Aris Mortgage Holding Company, LLC 2015 Profits Units Plan, as amended from time to time.

2.                                      Entitlement to Benefits.  The Executive shall be entitled to the benefits described in Section 3 below if:

(a)                                 during the eighteen (18) month period following a Change in Control, the Executive’s employment is terminated by (i) the Company or one of its Affiliates for reasons other than Disability, death or Cause or (ii) the Executive for Good Reason.

(b)                                 the Executive’s Termination Date occurs during the Term (as defined below); and

(c)                                  in the case of a termination by the Executive for Good Reason, a Notice of Termination is provided in a timely manner (as described in Section 1(g)) prior to the Executive’s Termination Date.

The Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s Termination Date, facts and circumstances are discovered that would have justified a termination for Cause.  In such event, the Company shall immediately cease any and all payments and benefits being paid or provided to the Executive under Section 3(b) and (c), and the Executive shall repay to the Company within thirty (30) days all amounts previously paid to him or her pursuant to Section 3(b) and 3(c) but net of any U.S. federal or state income tax liability of the Executive in respect of such amounts.

Nothing in this Agreement is intended to create or imply a promise or contract of employment for a specified term and either the Executive, the Company, the Parent or any of their respective Affiliates may terminate the employment relationship at any time, with or without Cause or

Good Reason, and with or without notice; provided, however, that the Executive shall not be entitled to any benefits under this Agreement in the event his or her employment is terminated by Parent, the Company or any of their respective Affiliates for Disability or Cause, by the Executive other than for Good Reason or following the Executive’s death or the expiration of this Agreement.  This Agreement shall have no effect on any obligations that the Employers may have to the Executive if his or her employment terminates under circumstances not described herein.

3.                                      Benefits Upon Termination of Employment.  Notwithstanding the provisions of Section 2 above, in order to receive the benefits described in paragraphs (b) and (c) below, the Executive must timely deliver and not revoke an executed release of legal claims against the Employers and their Affiliates (in a form reasonably satisfactory to the Employers and which, for the avoidance of doubt, does not require the Executive to release any economic entitlement under, and which become payable, due or owing in accordance with the terms of, the Transaction Bonus Agreement, the 2015 PUP, any deferred bonuses arrangements or any other compensatory, equity incentive or other similar agreement or arrangement) within the timelines set forth therein.

(a)                                 Accrued Pay.  The Company shall pay to the Executive any base salary or vacation accrued but unpaid through his or her Termination Date.

(b)                                 Annual Incentive Compensation.  The following amounts shall become payable to the Executive following his or her Termination Date, as of the date that annual incentive awards are paid by the Company and its Affiliates to similarly situated active employees (in each case, during the year following the year to which such annual incentive compensation relates):

(i)                                     any unpaid amounts awarded to the Executive as incentive compensation under the annual incentive plan in which the Executive participates immediately prior to the Termination Date for the calendar year immediately preceding the year in which the Termination Date occurs; and

(ii)                                  an amount equal to the award the Executive would have received under the annual incentive plan in which the Executive participates immediately prior to the Termination Date based upon actual performance for the calendar year in which the Termination Date occurs, prorated for the portion of the calendar year during which the Executive was employed.

(c)                                  Severance Pay.  The Company shall pay severance benefits to the Executive as follows:

(i)                                     an amount equal to the product of two (2) times the sum of the following amounts: (x) the Executive’s annual base salary as in effect on the Termination Date plus (y) the Executive’s target annual bonus effect in the calendar year in which the Termination Date occurs; provided, however, that if the Executive’s annual base salary or target annual bonus were reduced and such reduction constituted “Good Reason” for purposes of this Agreement, the

Executive’s annual base salary and target annual bonus, as applicable, for purposes of this Section (3)(c)(i) shall be the Executive’s annual base salary and target annual bonus in effect immediately prior to any such reduction; and

(ii)                                  if the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Executive shall pay and the Company shall reimburse the Executive for the cost of such health insurance coverage through the earlier of (x) the second anniversary of the Termination Date or (y) the Executive becoming eligible for health insurance coverage under another employer’s plan (whether through the Executive or as a dependent) at the same rate as it pays for health insurance coverage for its active employees (with the Executive required to pay for any employee-paid portion of such coverage).

Such severance amounts described above shall be paid to the Executive in regular installments for twenty-four (24) months through the Company’s or its Affiliate’s, as applicable, normal payroll process and on the Company’s or its Affiliate’s, as applicable, normal payroll dates commencing within sixty (60) days following his or her Termination Date; provided, however, that if the amounts payable hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and such sixty (60) day period begins in a first taxable year and ends in a second taxable year, such severance amounts shall commence no earlier than the first payroll date of the second taxable year.

(d)                                 Existing Arrangements.  To the extent required by such arrangements and in each case subject to and in accordance with the terms thereof, the Company or Parent, as applicable, shall pay to the Executive, following his or her Termination Date, any amounts which become due, payable, and owing to the Executive pursuant to the Transaction Bonus Agreement, the 2015 PUP, any deferred bonus arrangements and all other compensatory, equity incentive and other similar agreements and arrangements (if any) (including as any such payments relate to termination of the Executive’s employment).

(e)                                  Tax Withholding.  The Company or its Affiliates shall withhold from any benefits payable under this Agreement any applicable federal, state, city or other taxes as required by law.

(f)                                   No Other Severance Benefits.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Parent, Company, or their respective Affiliates or any of their predecessors, including but not limited to any severance pay program or other documents covering employees generally maintained by Parent, Company, or their respective Affiliates.  To the extent severance payments or benefits are required under any applicable local law or otherwise, benefits payable under this Agreement shall be reduced to the extent of any such severance payments or benefits (including, but not limited to, any laws requiring payment in lieu of notice upon the Executive’s termination of employment).

4.                                      Section 280G.  Notwithstanding anything to the contrary in this Agreement, the Executive expressly agrees that if all or a portion of the payments and benefits provided for in this Agreement or any other payments and benefits which the Executive has the right to receive from the Employers and their Affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Board in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Employers (or their Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company.

5.                                      Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2).  Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on the Executive under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder (“409A Penalties”); provided, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  In addition, to the extent necessary to comply with Section 409A of the Code, references to termination of employment (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Section 409A(a)(2)(A)(i) of the Code and final Treasury Regulations and other Internal Revenue Service guidance thereunder. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, if the Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of the Executive’s separation from service, each such payment that is payable upon the Executive’s separation from service and would have been paid prior to the six-month anniversary of the Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following the Executive’s separation from service or (B) the date of the Executive’s death.

6.                                      Restrictive Covenants.

(a)                                 Subject to Section 7 below, the Executive shall treat all Confidential Information (as defined below) as strictly confidential and will not, except as required in the performance of the Executive’s authorized employment duties to the Employers and their Affiliates or with the written authorization of any of the Employers’ managers, in each instance, directly or indirectly, in whole or in part, access, use, copy, or remove (from the Company’s or its Affiliate’s premises or control), or disclose, publish, communicate, or make available to any entity or person other than to the Company’s and its Affiliates’ employees and consultants having a need to know and who have been authorized by the Company to receive and use, any Confidential Information.  Any authorized disclosure by the Executive of any Third Party Information (as defined below) shall comply with the terms of the Company’s or its Affiliate’s agreement with the applicable third party.  Subject to Section 7 below, the Executive shall promptly notify the Company, in writing, of any unauthorized disclosure, misappropriation, or misuse of Confidential Information that the Executive becomes aware of.  The Executive understands and acknowledges that Confidential Information and the Company’s and its Affiliates’ ability to reserve it for the exclusive knowledge and use of the Company and its Affiliates is of great competitive importance and commercial value to the Company and its Affiliates and improper access, use, copying, removal, or disclosure of Confidential Information or violation of any policy of the Company or any of its Affiliates by the Executive might cause the Company to incur financial costs, loss of business advantage, liability, civil damages, and criminal penalties and may lead to disciplinary action by the Company and its Affiliates, up to and including legal action and the Executive’s immediate termination.  The Executive’s obligations under this Agreement with respect to any particular Confidential Information shall commence immediately upon the Executive’s first access to such Confidential Information (whether before or after the beginning of the Executive’s employment by the Company and its Affiliates) and shall continue during and after the Executive’s employment by the Company and its Affiliates until such time as such Confidential Information has become public knowledge other than as a result of a breach of this Agreement by the Executive or by those acting in concert with the Executive or on the Executive’s behalf.  “Develop” means to create, prepare, produce, author, edit, amend, invent, conceive, develop, assemble, or reduce to practice or, in the case of works of authorship, to fix in a tangible medium of expression.  “Confidential Information” means any and all confidential, secret, proprietary, or otherwise nonpublic documents, materials, and other information, in tangible and intangible form, of and relating to the Company, its Affiliates and their business (including information Developed by the Executive in the course of the Executive’s employment) or third parties associated with the Company and its Affiliates (including existing and prospective customers, suppliers, investors, licensors, licensees, partners, collaborators, vendors, distributors, and buyers) (“Third Party Information”) and includes all information that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used; provided, however, that Confidential Information does not include any of the foregoing items to the extent the same became publicly known and made generally available through no wrongful act of the Executive or others nor does it include the Executive’s compensation.

(b)                                 The Executive acknowledges that, Parent, the Company, Aris Mortgage Holding Company, and their respective subsidiaries (the “Protected Companies”) have a protectable interest in their respective trade secrets, Confidential Information and goodwill and that in the course of his or her service with the Protected Companies the Executive will or will have become familiar, with the Protected Companies’ trade secrets and with other Confidential Information concerning the Protected Companies and that the Executive’s services have been and will be of special, unique and extraordinary value to the Protected Companies.  The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for the Executive not to rely on or use the Protected Companies’ trade secrets and Confidential Information.  To protect such trade secrets and Confidential Information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, or participate in the financing, operation, management or control of, any Competing Business.  Nothing herein shall prohibit the Executive from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or Affiliate of a Competing Business if such subsidiary, division or Affiliate is not itself engaged in a Competing Business and the Executive does not provide services to, or have any responsibilities regarding, the Competing Business.

(c)                                  During the Restricted Period, the Executive shall not, directly or indirectly, whether through a third party or otherwise, recruit, solicit, induce, or otherwise encourage any employee of the Protected Companies who has up to the time of the Termination Date, or within the twelve (12) months prior to the Termination Date, been an employee of the Protected Companies to accept an employment or independent contractor or other business relationship with an employer or entity or Person other than the Protected Companies.

(d)                                 During the Restricted Period, the Executive shall not, for his or her own account, or for the account of any other Person, call upon any Person to whom any of the Protected Companies has sold, in the calendar year preceding the year in which the Termination Date occurs, $10,000,000 or more in loans secured by real estate on the secondary mortgage market during the Restricted Period for the purpose of soliciting or selling products or services in competition with the products or services provided by the Protected Companies within the Restricted Area.  In addition, during the Restricted Period, the Executive shall not induce any customer of the Protected Companies who has up to the time of the Termination Date been a customer of the Protected Companies because (i) such Person has purchased, in the calendar year preceding the year in which the Termination Date occurs, a mortgage from any of the Protected Companies, or (ii) any of the Protected Companies has sold, in the calendar year preceding the year in which the Termination Date occurs, $10,000,000 or more in loans secured by real estate on the secondary mortgage market to such Person, in each case, during the Restricted Period within the Restricted Area to cease or refrain from doing business in whole or in part with the Protected Companies.

(e)                                  Subject to Section 7 below, during the course of the Executive’s employment, the Executive shall not (i) make, publish, or communicate, to any entity or Person or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Company, its Affiliates or their businesses, products, services, or existing and prospective customers, suppliers, investors, and other associated third parties, (ii) make disparaging remarks which would violate the Executive’s fiduciary duties as an employee of the Company and its Affiliates, or (c) make any maliciously false statements about the officers or employees of the Company or its Affiliates.

(f)                                   For purposes of this Agreement, the following phrases and terms have the meanings set forth below:

(i)                                     “Competing Business” means a Person that at any time during the Executive’s period of service, or any time during the twelve (12) month period following the Termination Date anywhere in the Restricted Area (i) engages in the business of originating acquiring, holding, selling, transferring, securitizing or hedging loans secured by real estate, (ii) engages in the business of servicing such loans, or acquiring or holding the rights to service such loans, including engaging in such activities with respect to (A) loans transferred to, serviced for, holding servicing rights with respect to, or directly or indirectly insured by, an agency, (B) securitizations or other secondary market activity guaranteed by or otherwise involving a governmental body, including an agency, and (C) private label, non-conforming and other non-agency loans, securitizations and secondary market activity, (iii) engages in any significant business conducted by the Protected Companies as of the Termination Date, or (iv) engages in any significant business the Protected Companies conduct in the twelve (12) month period after the Termination Date (provided that as of the date of the Termination Date, to the Executive’s knowledge, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period).

(ii)                                  “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology.

(iii)                               “Restricted Area” means anywhere in the United States and elsewhere in the world where the Protected Companies carry on or engage in business or discussed and prepared to carry on or engage in business as of the Termination Date provided that as of the Termination Date, to the Executive’s knowledge, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the Termination Date) and provided a Protected Company carries on a like business there.

(iv)                              “Restricted Period” means the period beginning on the date the Executive’s employment or service commences and through and including the date that occurs twelve (12) months following the Termination Date.  In the event that the Executive challenges the validity of the covenant in this Section 6, the Restricted Period shall be automatically extended for a number of days equal to the number of days elapsed during the pendency of litigation challenging the validity of the covenant, provided that the Protected Companies are successful on the merits in any such litigation.

(g)                                  The parties agree that in the event any of the prohibitions or restrictions set forth in this Section 6 are found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

7.                                      Protected Disclosures.

(a)                                 Notwithstanding anything in this Agreement to the contrary, Executive understands and agrees that nothing in this Agreement shall or shall be construed to:

(i)                                     prohibit the Executive, confidentially or otherwise, from communicating or filing a charge or complaint with, participating in, or giving other disclosures to a governmental or regulatory entity (including, without limitation, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General), in each case without receiving prior authorization from, or having to disclose any such conduct to, the Employers;

(ii)                                  prohibit Executive from responding if properly subpoenaed or otherwise required to do so under applicable law, provided that such disclosure does not exceed the extent required by such law and the Executive promptly provides written notice of any such order to the Employers within twenty-four (24) hours of receiving such order and allow the Company and its Affiliates, in their sole discretion, to seek a protective order or other appropriate remedy;

(iii)                               limit the Executive’s right to receive an award for information provided to any governmental agency, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

(iv)                              prohibit the Executive from testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when the Executive has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature;

(v)                                 prevent the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex, or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action and to the extent such disclosures are protected by law; or

(vi)                              restrict or impede the Executive from discussing the terms and conditions of the Executive’s employment or otherwise exercising the Executive’s rights under Section 8 of the National Labor Relations Act.

(b)                                 The Employers hereby notify the Executive that U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement limits or otherwise affects any such rights or creates liability for any such protected conduct.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

8.                                      Disputes.  In the event that the Executive prevails in any action to obtain or enforce any rights under this Agreement, the Company shall pay the cost of legal fees and expenses incurred by the Executive in such action, which payment shall be made directly to the provider of services within the time period required by Section 409A of the Code; provided, however that the Executive shall be required to deliver and not revoke an executed release of claims (in a form reasonably satisfactory to the Employers and which, for the avoidance of doubt, does not require the Executive to release any economic entitlement under the Transaction Bonus Agreement, the 2015 PUP, deferred bonus arrangements or any other compensatory, equity incentive or other similar agreement or arrangement).

9.                                      Successors; Binding Agreement.

(a)                                 Upon a Change in Control, the Employers shall require any successor to its business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), that employs the Executive and any parent company thereof, to expressly assume and agree to perform the Employer’s obligations under this Agreement.

(b)                                 This Agreement shall not be assignable by the Executive except by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive and his or her personal or legal representatives and successors in interest.

10.                               Term.  Unless otherwise earlier terminated in writing by both parties, the term of this Agreement (the “Term”) shall be effective for the three (3) year period commencing on the Effective Date; provided, however, that if a Change in Control occurs during such period or the Company executes a definitive agreement which would lead to a Change in Control during such period, then notwithstanding any other term or provision of this Agreement, this Agreement shall remain in effect through the later of (a) the end of the three (3) year period following the Effective Date and (b) the eighteen (18) month anniversary of the Change in Control (or the date on which such definitive agreement is terminated, if earlier).  The period during which this Agreement is effective shall be referred to herein as the “Term.”  Sections 8 through 12 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination or expiration of this Agreement or the Term.

11.                               Notice.  Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Parent:

AmeriHome Mortgage Holding Company, LLC

[           ]

If to the Company:

[           ]

If to the Executive:

At the address most recently on file with the Company

or to such other address as either party may designate by written notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

12.                               No Conflict. The Executive represents and warrants that the Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing the Executive from carrying out the Executive’s responsibilities for the Employers, or which is in any way inconsistent with the terms of this Agreement. The Executive further represents and warrants that the Executive shall not disclose to the Employers or induce the Employers to use any confidential or proprietary information or material belonging to any previous employer or others.

13.                               Clawbacks.  The Executive acknowledges that payments to the Executive from the Employers, including any payments pursuant to this Agreement, are subject to forfeiture or recovery by the Employers or other action pursuant to any clawback or recoupment policy, which (i) in connection with or following the initial public offering of the Company or any parent of the Company, the Employers may adopt from time to time, including without limitation any such policy or provision that the Employers may include in any compensation programs or plans or that they may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or (ii) prior to the initial public offering of the Company or any parent of the Company, the Employers may adopt to the extent required under applicable law or pursuant to the terms of any settlement agreement, court order, judicial decree or similar document or decision; provided, however, that in no event shall any amounts due to the Executive under the Transaction Bonus Agreement or the 2015 PUP be subject to such clawback or recoupment policy.

14.                               Compliance with Policies. The Executive acknowledges that he or she shall be subject to additional policies of the Employers as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.

15.                               Miscellaneous.

(a)                                 This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought or except as set forth in Section 6(g) above.

(b)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The Executive has been represented by counsel of his or her choice individually and has negotiated this provision regarding choice of law and venue and voluntarily agrees to these terms.

(c)                                  Except for any disputes, controversies, or claims under Section 6 or disputes, controversies or claims that are not arbitrable pursuant to applicable law, each party hereto agrees that any disputes, controversies or claims relating to this Agreement shall be submitted for final and binding arbitration in New York, New York and resolved by a single neutral with the American Arbitration Association (the “AAA”) then existing Employment Arbitration Rules and Mediation Procedures (the rules in effect as of the date of this Agreement can be found at this link:  https://www.adr.org/Rules).  Notwithstanding the foregoing, either party may in its, his, or her respective discretion pursue any and all claims arising under any provision of Section 6 in any court of competent jurisdiction in the State of Delaware, without being required to arbitrate such claims (whether they seek monetary damages, any form of injunctive relief or other remedies).

(d)                                 EXCEPT AS PROVIDED IN SECTION 11(c), THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)                                  Nothing in this Agreement alters the Executive’s status as an at-will employee which means that either the Executive or the Employers or any of their Affiliates may terminate the Executive’s employment for any or no reason with or without cause or notice.

(f)                                   No waiver by either party at any time of any breach of this Agreement by the other party shall be deemed a waiver of such provisions or conditions at any prior or subsequent time.

(g)                                  The headings in this Agreement are included for convenience and shall not affect the meaning or interpretation of this Agreement.

(h)                                 Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law (after appropriate modification or limitation pursuant to Section 6(g)), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

(i)                                     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts will together constitute one Agreement.

IN WITNESS WHEREOF, the Employers have caused this Agreement to be executed by a duly authorized officer and attested to and the Executive acknowledges the Executive’s acceptance of the foregoing terms as of the date shown above.

AMERIHOME MORTGAGE HOLDING COMPANY, LLC

By:
	Name: [ ]	Date
Title: [ ]

AMERIHOME MORTGAGE COMPANY, LLC

By:
	Name: [ ]	Date
Title: [ ]

I HAVE BEEN INDIVIDUALLY REPRESENTED BY COUNSEL OF MY OWN PERSONAL CHOICE IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT AND IN PARTICULAR PARAGRAPHS 12(B) AND 12(C) AND I UNDERSTAND I AM AGREEING TO AN EXCEPTION TO CALIFORNIA LABOR CODE 925 WHICH OTHERWISE WOULD REQUIRE THAT CALIFORNIA LAW APPLY TO THIS AGREEMENT AND THE FORUM OF ANY DISPUTE WOULD BE CALIFORNIA.

[EXECUTIVE]

Date